EXHIBIT 3.267
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/09/1998
981430440 — 2964402
CERTIFICATE OF FORMATION
OF
LEA REGIONAL HOSPITAL, LLC
Under Section 18-201 of the Delaware’ Limited Liability Company Act
FIRST: The name of the limited liability company is Lea Regional Hospital, LLC (the “Company”).
SECOND: The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.
THIRD: The name and address of the Company’s registered agent for service of process is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of October 30, 1998.
By: /s/ John M. Franck
Name: John M. Franck II
Title: Authorized Person

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